For email distribution to all employees on 4/24/00

NISOURCE, COLUMBIA SET MEETINGS TO VOTE ON MERGER

NiSource Inc. and Columbia Energy Group announced today that they have scheduled shareholder meetings to consider the merger of the two companies.

NiSource will hold its annual meeting on Thursday, June 1, 2000, at 10:00 a.m. at the Capitol Theater in Columbus, Ohio. Columbia will hold a special meeting of shareholders to vote on the merger on Friday, June 2, at 2:00 p.m. at the PNC Bank Center in Wilmington, Del.

Questions or requests for additional information should be sent to Thomas L. Hughes, vice president of Columbia Energy Group Investor Relations, at thughes@columbiaenergygroup.com.

The following is included in accordance with federal securities laws:

This communication regarding the NiSource-Columbia merger contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to various risks and uncertainties. The factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed here may include factors that are beyond the companiesi ability to control or estimate precisely, such as estimates of future market conditions, the behavior of other market participants, and the actions of the federal and state regulators.

Other factors include, but are not limited to, actions in the financial markets, weather conditions, economic conditions in the two companies service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the two companies' SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of the document. NiSource and the new holding company have filed a registration statement, which contains a joint proxy statement/prospectus of NiSource and Columbia, and other documents with the Securities and Exchange Commission. Investors and security holders are urged to read the joint proxy statement/prospectus and any other relevant documents filed with the SEC because they contain important information.

Investors and security holders are able to receive the final joint proxy statement/prospectus and other documents free of charge at the SEC's web site, http://www.sec.gov, from NiSource at its web site, http://www.nisource.com, or from Columbia at its web site, http://www.columbiaenergygroup.com/" Information concerning the identity of the participants in the solicitation of proxies by the NiSource Inc. and Columbia Energy Group boards of directors and their direct or indirect interest, by security holdings or otherwise, may be obtained from the Secretary of NiSource Inc. or the Secretary of Columbia Energy Group at the respective addresses listed above.